                                                                   EXHIBIT 99.02

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS
     The following discussion of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and the related notes included elsewhere in this filing. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements.

ACQUISITIONS, PURCHASES OF FACILITIES AND OTHER STRATEGIC TRANSACTIONS

     We have actively pursued mergers and other business acquisitions to expand our global reach, manufacturing capacity and service offerings and to diversify and strengthen customer relationships. We have completed several significant business combinations since the end of fiscal 1999. In April 2000, we acquired all of the outstanding shares of DII and Palo Alto Products International. In March 2000, we acquired all of the outstanding shares of PCB Assembly, Inc. ("PCB Assembly"). In July 1999, we acquired all of the outstanding shares of Kyrel EMS Oyj ("Kyrel"). Each of these acquisitions was accounted for as pooling-of-interests and our consolidated financial statements have been restated to reflect the combined operations of Flextronics, DII, Palo Alto Products International, PCB Assembly and Kyrel for all periods presented.

     In connection with our mergers with DII and Palo Alto Products International, we expect to record a one-time charge of approximately $206.6 million in the first fiscal quarter of fiscal 2001. We estimate that approximately $126.9 million of this one-time charge consist of cash charges relating to severance payments, investment banking and financial advisory fees and professional services fees.

     Additionally, we have completed a number of other smaller pooling-of-interests transactions. Prior period statements have not been restated for these transactions. We have also made a number of purchase acquisitions of other companies and manufacturing facilities. Our consolidated financial statements include the operating results of each business from the date of acquisition. Pro forma results of operations have not been presented because the effects of these acquisitions were not material on either an individual or an aggregate basis.

     We are currently in preliminary discussions to acquire additional businesses and facilities. We cannot assure the terms of, or that we will complete, such acquisitions.

     On May 30, 2000, we entered into a strategic alliance for product manufacturing with Motorola. This alliance provides incentives for Motorola to purchase over $30.0 billion of products and services from us through December 31, 2005. We anticipate that this relationship will encompass a wide range of products, including cellular phones, pagers, set-top boxes and infrastructure equipment, and will involve a broad range of services, including design, PCB fabrication and assembly, plastics, enclosures and supply chain services. The relationship is not exclusive and does not require that Motorola purchase any specific volumes of products or services from us. Our ability to achieve any of the anticipated benefits of this relationship is subject to a number of risks, including our ability to provide our services on a competitive basis and to expand our manufacturing resources, as well as demand for Motorola's products. In connection with this strategic alliance, Motorola will pay $100.0 million for an equity instrument that entitles it to acquire 11,000,000 Flextronics ordinary shares at any time through December 31, 2005 upon meeting targeted purchase levels or making additional payments to us. The issuance of this equity instrument will result in a one-time non-cash charge equal to the excess of the fair value of the equity instrument issued over the $100.0 million proceeds to be received. As a result, the one-time non-cash charge will be approximately $290.0 million, offset by a corresponding credit to shareholders' equity in the first quarter of fiscal 2001. During the term of the strategic alliance, if Motorola meets targeted purchase levels, no additional payments may be required by Motorola to acquire 11,000,000 Flextronics ordinary shares. However, there may be additional non-cash charges of up to $300.0 million over the term of the strategic alliance.

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

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, some statements of operations data expressed as a percentage of net sales. The information has been derived from our audited consolidated financial statements and should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this filing.

                                                               FISCAL YEAR ENDED MARCH 31,
                                                              -----------------------------
                                                               1998       1999       2000
                                                              -------    -------    -------
Net sales...................................................   100.0%     100.0%     100.0%
Cost of sales...............................................    87.4       89.5       91.2
Unusual charges.............................................     0.4        2.3         --
                                                               -----      -----      -----
  Gross profit..............................................    12.2        8.2        8.8
Selling, general and administrative.........................     6.5        5.5        4.2
Goodwill and intangible amortization........................     0.4        0.3        0.2
Acquired in-process research and development................      --        0.1         --
Merger-related expenses.....................................     0.3         --        0.1
Interest and other expense, net.............................     0.9        1.2        0.8
                                                               -----      -----      -----
  Income before income taxes................................     4.1        1.1        3.5
Provision for (benefit from) income taxes...................     1.0       (0.4)       0.4
                                                               -----      -----      -----
  Net income................................................     3.1%       1.5%       3.1%
                                                               =====      =====      =====

Net Sales

     We derive our net sales from our wide range of service offerings, including product design, semiconductor design, printed circuit board assembly and fabrication, material procurement, inventory management, plastic injection molding, final system assembly and test, packaging and distribution.

     Net sales for fiscal 2000 increased 76.4% to $5.7 billion from $3.3 billion in fiscal 1999. The increase in sales for fiscal 2000 was primarily the result of our ability to continue to expand sales to our existing customer base (primarily our five largest customers) and, to a lesser extent, sales to new customers. The increase in sales in part reflects the incremental revenue associated with the purchases of several manufacturing facilities and other acquisitions during fiscal 2000. In fiscal 2000, our five largest customers accounted for approximately 44% of net sales, with Ericsson accounting for approximately 12% and Philips accounting for approximately 10%.

     Net sales for fiscal 1999 increased 47.7% to $3.3 billion from $2.2 billion in fiscal 1998. The increase in sales for fiscal 1999 was primarily due to expanding sales to existing customers and, to a lesser extent, sales to new customers. In fiscal 1999, our five largest customers accounted for approximately 36% of net sales, with Philips accounting for approximately 10%.

Gross Profit

     Gross profit varies from period to period and is affected by a number of factors, including product mix, component costs, product life cycles, unit volumes, startup, expansion and consolidation of manufacturing facilities, pricing, competition and new product introductions.

     Gross margin increased to 8.8% for fiscal 2000 from 8.2% in fiscal 1999. The increase in gross margin is primarily attributable to $76.2 million of unusual pre-tax charges during fiscal 1999, of which $70.8 million

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were associated with our exit from semiconductor wafer fabrication. Excluding these unusual charges, our gross margin decreased from 10.5% to 8.8%. Gross margin decreased due to several factors, including:

     - costs associated with expanding our facilities;

     - costs associated with the startup of new customers and new projects, which typically carry higher levels of underabsorbed manufacturing overhead costs until the projects reach higher volume production; and

     - changes in product mix to higher volume projects and final systems assembly projects, which typically have a lower gross margin.

     Gross margin decreased to 8.2% for fiscal 1999 from 12.2% in fiscal 1998. The decrease in gross margin is attributable in part to $76.2 million of unusual pre-tax charges during fiscal 1999, of which $70.8 million was primarily non-cash and were associated with our exit from semiconductor wafer fabrication. Excluding unusual charges, our gross margin decreased from 12.6% to 10.5%. Gross margin decreased due to several factors, including:

     - costs associated with expanding our facilities;

     - costs associated with the startup of new customers and new projects which typically carry higher levels of underabsorbed manufacturing overhead costs until the projects reach higher volume production;

     - changes in product mix to higher volume projects and final systems assembly projects, which typically have a lower gross margin; and

     - manufacturing inefficiencies, underutilization, and yield problems at our semiconductor fabrication facility.

     Increased mix of products that have relatively high materials costs as a percentage of total unit costs can adversely affect our gross margins. We believe that this and other factors may adversely affect our gross margins, but we do not expect that this will have a material effect on our income from operations.

Unusual Charges

     During fiscal 1999, we recognized unusual pre-tax charges of $76.2 million, of which $70.8 million was primarily non-cash and related to the operations of Orbit Semiconductor ("Orbit"). DII purchased Orbit in August 1996, and supported Orbit's previously-made decision to replace its wafer fabrication facility with a fabrication facility that would incorporate more advanced technology. The transition to the new fabrication facility was originally scheduled for completion during the summer of 1997, but the changeover took longer than expected and was finally completed in the first quarter of fiscal 1999.

     The delayed changeover and the resulting simultaneous operation of both fabrication facilities put pressure on the work force, and resulted in quality problems. Compounding these problems, the semiconductor industry was characterized by excess capacity, which led to increased competition. Further, many of Orbit's customers migrated faster than expected to a technology that was not supported by Orbit's fabrication capabilities, requiring Orbit to outsource more of its manufacturing requirements than originally expected. Based upon these continued conditions and the future outlook, we took an unusual charge of $51.2 million in the first quarter of fiscal 1999 to correctly size Orbit's asset base to allow its recoverability based upon its then current business size. In fiscal 1999, we decided to sell Orbit's fabrication facility and outsource semiconductor manufacturing, resulting in an additional unusual charge of $19.6 million in the fourth quarter of fiscal 1999. The facility was sold in the first quarter of fiscal 2000.

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     The components of the unusual charges recorded in fiscal 1999 are as follows:

                                                  FIRST     FOURTH     FISCAL        NATURE
                                                 QUARTER    QUARTER     1999        OF CHARGE
                                                 -------    -------    -------    -------------
Severance......................................  $   498    $ 2,371    $ 2,869             cash
Long-lived asset impairment....................   38,257     16,538     54,795         non-cash
Losses on sales contracts......................    2,658      3,100      5,758         non-cash
Incremental uncollectible accounts
  receivable...................................      900         --        900         non-cash
Incremental sales returns and allowances.......    1,500        500      2,000         non-cash
Inventory write-downs..........................    5,500        250      5,750         non-cash
Other exit costs...............................    1,845      2,238      4,083    cash/non-cash
                                                 -------    -------    -------
  Total unusual pre-tax charges................  $51,158    $24,997    $76,155
                                                 =======    =======    =======

     The following table summarizes the components and activity related to fiscal 1999 unusual charges:

                                        LONG-LIVED   LOSSES ON   UNCOLLECTIBLE   SALES RETURNS                  OTHER
                                          ASSET        SALES       ACCOUNTS           AND         INVENTORY     EXIT
                            SEVERANCE   IMPAIRMENT   CONTRACTS    RECEIVABLE      ALLOWANCES     WRITE-DOWNS    COSTS     TOTAL
                            ---------   ----------   ---------   -------------   -------------   -----------   -------   --------
Balance at March 31,
  1998....................   $    --     $     --     $    --        $  --          $    --        $    --     $    --   $     --
Activities during the
  year:
  1999 provision..........     2,869       54,795       5,758          900            2,000          5,750       4,083     76,155
  Cash charges............    (1,969)          --          --           --               --             --        (900)    (2,869)
  Non-cash charges........        --      (54,795)     (4,658)        (767)          (1,500)        (5,500)       (643)   (67,863)
                             -------     --------     -------        -----          -------        -------     -------   --------
Balance at March 31,
  1999....................       900           --       1,100          133              500            250       2,540      5,423
Activities during the
  period:
  Cash charges............      (900)          --          --           --               --             --      (2,540)    (3,440)
  Non-cash charges........        --           --      (1,100)        (133)            (500)          (250)         --     (1,983)
                             -------     --------     -------        -----          -------        -------     -------   --------
Balance at March 31,
  2000....................   $    --     $     --     $    --        $  --          $    --        $    --     $    --   $     --
                             =======     ========     =======        =====          =======        =======     =======   ========

     Of the total unusual pre-tax charges, $2.9 million relates to employee termination costs. As of the first quarter of fiscal 2000, approximately 290 people had been terminated, and another 170 people were terminated when the fabrication facility was sold. We paid approximately $0.9 million and $2.0 million of employee termination costs during fiscal 2000 and 1999.

     The unusual pre-tax charges include $54.8 million for the write-down of long-lived assets to fair value. Included in the long-lived asset impairment are charges of $50.7 million, which relate to the fabrication facility, which were written down to its net realizable value based on its sales price. We kept the fabrication facility in service until the sale date in the first quarter of fiscal 2000. We discontinued depreciation expense on the fabrication facility when we determined that it would be disposed of and its net realizable value was known. The impaired long-lived assets consisted primarily of machinery and equipment of $52.4 million, which were written down to a carrying value of $9.0 million and building improvements of $7.3 million, which were written down to a carrying value of zero. The long-lived asset impairment also includes the write-off of the remaining goodwill related to Orbit of $0.6 million. The remaining $3.5 million of asset impairment relates to the write-down to net realizable value of plant and equipment relating to other facilities we closed during fiscal 1999.

     We entered into some non-cancellable sales contracts to provide semiconductors to customers at fixed prices. Because we were obligated to fulfill the terms of the agreements at selling prices which were not sufficient to cover the cost to produce or acquire these products, a liability for losses on sales contracts was recorded for the estimated future amount of these losses. The unusual pre-tax charges include $8.7 million for losses on sales contracts, incremental amounts of uncollectible accounts receivable, and estimated incremental costs for sales returns and allowances.

     The unusual pre-tax charges also include $9.8 million for losses on inventory write-downs and other exit costs. We have written off and disposed of approximately $5.8 million of inventory. The remaining

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

$4.0 million relates primarily to the loss on the sale of the fabrication facility relating to incremental costs and contractual obligations for items such as lease termination costs, litigation, environmental clean-up costs, and other costs incurred directly as a result of the exit plan.

     We also recognized unusual pre-tax charges of $8.9 million in fiscal 1998 related to costs incurred in closing the Wales, United Kingdom facility. This charge consisted primarily of the write-off of goodwill and intangible assets of $3.8 million, $1.6 million for severance payments, $1.1 million for reimbursement of government grants, and $2.4 million of costs associated with the disposal of the factory. This closure was a result of our acquisition of Altatron, which resulted in duplicative facilities in the United Kingdom.

Selling, General and Administrative

     Selling, general and administrative expenses, or SG&A, for fiscal 2000 increased 33.6% to $240.3 million from $179.8 million in fiscal 1999, but decreased as a percentage of net sales to 4.2% in fiscal 2000 from 5.5% in fiscal 1999. SG&A for fiscal 1999 increased 25.2% to $179.8 million from $143.6 million in fiscal 1998, but decreased as a percentage of net sales to 5.5% in fiscal 1999 from 6.5% in fiscal 1998. The dollar increase in SG&A for each fiscal year was primarily due to the continued investment in infrastructure such as sales, marketing, supply-chain management and other related corporate and administrative expenses. The dollar increase in SG&A also was due to expenses related to continued investment in information systems necessary to support the expansion of our business. Additionally, the dollar increase in SG&A for each fiscal year was attributable to the incremental expenses associated with the several manufacturing facility purchases. The decline in SG&A as a percentage of each fiscal year's net sales reflects increases in our net sales, as well as our continued focus on controlling our operating expenses.

Goodwill and Intangible Assets Amortization

     Goodwill and intangible assets amortization in fiscal 2000 increased to $12.8 million from $9.2 million in fiscal 1999. This increase is attributable to the acquisitions of ACL, Greatsino and an additional 50% equity interest in FICO in March 1999, combined with the amortization of debt issue costs associated with our increased borrowings.

     Goodwill and intangible assets amortization in fiscal 1999 increased to $9.2 million from $8.5 million in fiscal 1998. This increase was primarily attributable to the amortization of debt issue costs associated with the increased borrowings used to fund our acquisitions and the amortization of goodwill associated with our acquisitions completed in late fiscal 1999.

Acquired In-Process Research and Development

     Based on an independent valuation of some of the assets of ACL and other factors, we determined that the purchase price of ACL included in-process research and development costs, totaling $2.0 million, that had not reached technological feasibility and had no probable alternative future use. Accordingly, we wrote-off $2.0 million of in-process research and development in fiscal 1999.

Merger-Related Expenses

     In fiscal 2000, we incurred merger-related expenses of $3.5 million associated with the pooling-of-interests acquisitions of Kyrel and PCB. The merger expenses consisted of a transfer tax of $1.7 million, approximately $0.4 million of investment banking fees and approximately $1.4 million of legal and accounting fees.

     In fiscal 1998, we incurred $7.4 million of merger-related expenses associated with the acquisitions of Neutronics, EnergiPilot, DTM, Altatron and Conexao. The Neutronics merger expenses included $2.2 million in costs associated with the cancellation of Neutronics's public offering and $0.9 million in other legal and

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

accounting fees. The remaining $4.3 million consisted of $3.1 million in brokerage and finders fees incurred in the Altatron acquisition and $1.2 million in legal and accounting fees for all of the fiscal 1998 acquisitions.

     In connection with our recently completed mergers with DII and Palo Alto Products International, we expect to record a one-time charge of approximately $180.0 million in the first fiscal quarter of fiscal 2001. We estimate that approximately $120.0 million of this one-time charge will consist of cash charges relating to severance payments, investment banking and financial advisory fees and professional services fees.

Interest and other expense, net

     Interest and other expense, net increased to $44.9 million in fiscal 2000 from $38.8 million in fiscal 1999. The following table sets forth information concerning the components of interest and other expense.

                                                               FISCAL YEAR ENDED MARCH 31,
                                                              ------------------------------
                                                               1998       1999        2000
                                                              -------    -------    --------
Interest expense............................................  $28,675    $44,645    $ 56,481
Interest income.............................................   (4,996)    (9,129)    (20,420)
Foreign exchange loss (gain)................................   (4,137)     5,112       2,705
Equity in earnings of associated companies..................   (1,194)    (1,036)         --
Minority interest...........................................      356      1,319       1,002
Other expense (income), net.................................     (166)    (2,152)      5,139
                                                              -------    -------    --------
Total interest and other expense, net.......................  $18,538    $38,759    $ 44,907
                                                              =======    =======    ========

     Net interest expense increased to $36.1 million in fiscal 2000 from $35.5 million in fiscal 1999. The increase was attributable to increased borrowings used to fund our acquisitions, purchases of manufacturing facilities, strategic investments, expansion of various facilities and capital expenditures, offset by an increase in interest income from our equity offering proceeds invested in money market funds and corporate debt securities. Fiscal 2000 net interest expense includes accelerated amortization of approximately $1.0 million in bank arrangement fees associated with the termination of a credit facility.

     Net interest expense increased to $35.5 million in fiscal 1999 from $23.7 million in fiscal 1998. The increase was primarily due to increased bank borrowings to finance the capital expenditures and expansion of our facilities in Sweden, Hungary, Mexico and China and the purchases of manufacturing facilities.

     In fiscal 2000, foreign exchange loss decreased to $2.7 million from $5.1 million foreign exchange loss in fiscal 1999. The foreign exchange loss in fiscal 2000 mainly relates to net non-functional currency monetary liabilities in Austria, Finland and Hungary. Foreign exchange loss increased to $5.1 million from a foreign exchange gain of $4.1 million in fiscal 1998. The foreign exchange loss in fiscal 1999 mainly relates to net non-functional currency monetary liabilities in Austria, Finland, Brazil and Hungary. The foreign exchange gain in fiscal 1998 was mainly due to the strengthening of the U.S. dollar against Asian currencies.

     Equity in earnings of associated companies for fiscal 2000 was nil as compared to $1.0 million in fiscal 1999. This decrease is the result of increasing our ownership of FICO to 100% by acquiring an additional 50% of its equity interests in March 1999 and the remaining 10% in March 2000. Prior to the increased ownership, we accounted for this investment according to the equity method of accounting, and as a result did not recognize revenue from sales by FICO, but recognized 40% of the net income or loss of the associated company, based on our ownership interest.

     Equity in earnings of associated companies for fiscal 1999 remained relatively unchanged at $1.0 million versus $1.2 million in fiscal 1998. The equity in earnings of associated companies resulted primarily from our previous 40% investment in FICO and, to a lesser extent, certain minority investments of Neutronics.

     Minority interest expense for fiscal 2000 and fiscal 1999 was comprised primarily of the 8% minority interest in Neutronics and 10% minority interest in FICO not acquired by us in March 1999.

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

     Minority interest expense for fiscal 1998 was comprised primarily of the 8% minority interest in Neutronics not acquired by us in October 1997 and the 4.1% minority interest in Ecoplast, a subsidiary of Neutronics held by a third party.

     Other expense (income), net decreased from $2.1 million of income in fiscal 1999 to $5.1 million of expense in fiscal 2000. The other expense in fiscal 2000 was comprised mainly of a loss on disposal of fixed assets in Hungary and increased provisions for doubtful accounts offset by compensation received in a settlement of a claim. The other income in fiscal 1999 comprised mainly of a gain from the sale of land in Mexico.

Provision for Income Taxes

     Some of our subsidiaries have, at various times, been granted tax relief in their respective countries, resulting in lower income taxes than would otherwise be the case under ordinary tax rates. See Note 7 of Notes to Consolidated Financial Statements included elsewhere in this filing.

     The consolidated effective tax rate for a particular year varies depending on the mix of earnings, operating loss carryforwards, income tax credits and changes in previously established valuation allowances for deferred tax assets based upon management's current analysis of the realizability of these deferred tax assets. Our consolidated effective tax rate was 10.5% for fiscal year 2000 compared to (32.7)% for fiscal year 1999. Excluding the unusual charges, the effective income tax rate in fiscal 1999 was 14.9%. The decrease in the effective tax rate was due primarily to the expansion of operations and increase in profitability in countries with lower tax rates or a tax holiday, the recognition of income tax loss and tax credit carryforwards and management's current assessment of the required valuation allowance.

BACKLOG

     Although we obtain firm purchase orders from our customers, OEM customers typically do not make firm orders for delivery of products more than thirty to ninety days in advance. We do not believe that the backlog of expected product sales covered by firm purchase orders is a meaningful measure of future sales since orders may be rescheduled or canceled.

LIQUIDITY AND CAPITAL RESOURCES

     At March 31, 2000, we had cash and cash equivalents balances totaling $725.6 million, total bank and other debts amounting to $776.1 million and $63.0 million available for borrowing under our credit facilities subject to compliance with certain financial ratios. Since March 31, 2000, we have incurred approximately $120.0 million of one-time cash charges related to the DII merger, have paid approximately $178.0 million for acquisitions, refinanced DII's 8.50% Senior Subordinated Notes and have also increased our net working capital. As a result, our cash and cash equivalents have been reduced significantly and borrowings under our credit facilities have increased.

     Cash used by operating activities was $18.9 million in fiscal 2000 compared to cash provided by operating activities of $143.8 million and $110.0 million in fiscal 1999 and 1998, respectively. Cash provided by operating activities decreased in fiscal 2000 from fiscal 1999 because of increases in accounts receivable, inventories and other current assets, offset by increases in net income, depreciation and amortization and accounts payable. Cash provided by operating activities increased in fiscal 1999 from fiscal 1998 due to an increase in net income, depreciation and amortization and accounts payable, partially offset by increases in accounts receivables and inventories.

     Accounts receivable, net of allowance for doubtful accounts increased to $861.8 million at March 31, 2000 from $470.3 million at March 31, 1999. The increase in accounts receivable was primarily due to an increase of 76.4% in sales in fiscal 2000.

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

     Inventories increased to $992.7 million at March 31, 2000 from $324.8 million at March 31, 1999. The increase in inventories was primarily the result of increased purchases of material to support the growing sales combined with the inventory acquired in connection with the manufacturing facility purchases in the fourth quarter of fiscal 2000.

     Cash used in investing activities was $789.1 million in fiscal 2000, $449.9 million in fiscal 1999 and $242.8 million in fiscal 1998. Cash used in investing activities in fiscal 2000 was primarily related to:

     - $433.1 million of capital expenditures to purchase equipment and continued expansion of our manufacturing facilities in Brazil, China, Hungary, Mexico, United States and Sweden;

     - $288.8 million for the manufacturing facilities and related asset purchases during fiscal 2000;

     - $26.8 million for the acquisitions of Vastbright, FICO and other acquisitions;

     - $42.7 million for minority investments in the stocks of various technology companies in software and related industries; and

     - $75.0 million for a loan to another company.

     Additionally, we received proceeds of $35.9 million from the sale of certain subsidiaries and $41.5 million from the sale of property, plant and equipment.

     Cash used in investing activities in fiscal 1999 was primarily related to:

     - $343.0 million of capital expenditures to purchase equipment and continued expansion of our manufacturing facilities in Brazil, China, Hungary, Mexico, United States and Sweden;

     - $76.1 million for the acquisitions of ACL, Greatsino and FICO;

     - $24.0 million of contingent purchase price adjustments (earn-out payments) relating to the acquisition of Astron, which occurred in fiscal 1996; and

     - $17.7 million for minority investments in the stocks of various technology companies in software and related industries.

     Cash provided by financing activities was $1,263.7 million in fiscal 2000, $386.7 million in fiscal 1999 and $273.0 million in fiscal 1998. Cash provided by financing activities in fiscal 2000 was primarily related to our completion of three public stock offerings. In February 2000, we sold a total of 8.6 million ordinary shares in a public offering at a price of $59.00 per share resulting in net proceeds to us of approximately $494.1 million. In October 1999, we sold a total of 13.8 million ordinary shares in a public offering at a price of $33.84 per share, resulting in net proceeds to us of approximately $448.9 million. In addition, in October 1999, DII sold a total of 6.9 million shares of its common stock in a public offering at a price of $33.00 per share, resulting in net proceeds of approximately $215.7 million. Additionally, cash provided by financing activities in fiscal 2000 resulted from:

     - $97.9 million of net proceeds from bank borrowings, capital leases, and long-term debts; and

     - $26.2 million in proceeds from stock issued under our stock plans; offset by

     - $23.5 million for dividends paid to former shareholders of PCB Assembly prior to its acquisition by us in March 2000.

     Cash provided by financing activities in fiscal 1999 resulted primarily from:

     - our equity offering of 10.8 million ordinary shares in December 1998 with net proceeds of $194.0 million;

     - $197.9 million of net proceeds from bank borrowings, capital leases, and long-term debts; and

     - $18.7 million in proceeds from stock issued under our stock plans; offset by

     - $24.3 million from DII's repurchase of 1.5 million shares of its common stock.

     In October 1999, we entered into a credit facility with a syndicate of banks providing for revolving credit borrowings by us and a number of our subsidiaries of up to $200.0 million. As of March 31, 2000, there were $137.0 million in borrowings outstanding under this facility and the weighted-average interest rate for these borrowings was 6.87%. We were in compliance with all loan covenants at March 31, 2000.

     On April 3, 2000, we replaced our $200.0 million credit facility and a DII credit facility of $210.0 million with a $500.0 million credit facility with a syndicate of domestic and foreign banks. This new credit facility consists of two separate credit agreements, one providing for up to $150.0 million principal amount of revolving credit loans to Flextronics and designated subsidiaries and one providing for up to $350.0 million principal amount of revolving credit loans to our United States subsidiaries. Both agreements are split equally between a 364-day facility and a three-year facility. At the maturity of the 364-day facility, outstanding borrowings under that facility may be converted into one-year term loans. Borrowings under the credit facility bear interest, at our option, at either the agent's base rate or the LIBOR Rate, as defined in the credit facility, plus a margin for LIBOR loans ranging between 0.625% and 1.75%, based on our ratio of debt to EBITDA (earnings before interest, taxes, depreciation, and amortization). The credit facility is secured by a pledge of stock of certain of our subsidiaries.

     The credit facility contains covenants that restrict our ability to (1) incur secured debt (other than purchase money debt and capitalized leases), (2) incur liens on our property, (3) make dispositions of assets, and (4) make investments in companies that are not our subsidiaries. The credit facility also prohibits us from paying dividends. The credit facility also requires that we maintain a maximum ratio of total indebtedness to EBITDA, and maintain a minimum ratio of EBITDA to the sum of our net interest expense plus the current portion of our long-term debt and a specified portion of certain other debt.

     We plan to increase the size of our credit facility, or enter into additional credit facilities, to fund anticipated growth in our operations. We cannot provide any assurances that we will be able to complete any such transaction, or as to its potential terms. In addition, we maintain smaller credit facilities for a number of our non-U.S. subsidiaries, typically on an uncommitted basis. We have also entered into relationships with financial institutions for the sale of accounts receivable, and for leasing transactions.

     On June 6, 2000, we entered into a $50.0 million senior note agreement with Bank of America, N.A., as lender. We plan to replace the senior note agreement with a new senior note agreement to increase availability to up to $200.0 million. We intend to use borrowings under these agreements for general corporate purposes. We cannot provide any assurances that we will be able to complete this transaction, or as to its potential terms.

     In the first fiscal quarter of 2001, we announced our intentions to purchase the manufacturing facilities and related assets from Ascom Business Systems AG located in Solothurn, Switzerland and Bosch Telecom GmbH in Pandrup, Denmark, as well as acquire Uniskor, Ltd, located in Israel. The expected aggregate cost for the purchases of the manufacturing facilities and business combination are expected to aggregate $178.0 million.

     We anticipate that our working capital requirements and capital expenditures will continue to increase in order to support the anticipated continued growth in our operations. In addition to our anticipated manufacturing facility purchases, we anticipate incurring significant capital expenditures and operating lease commitments in order to support our anticipated expansions of our industrial parks in China, Hungary, Mexico, Brazil and Poland. We intend to continue our acquisition strategy and it is possible that future acquisitions may be significant. Future liquidity needs will also depend on fluctuations in levels of inventory, the timing of expenditures by us on new equipment, the extent to which we utilize operating leases for the new facilities and equipment, levels of our shipments and changes in volumes of customer orders.

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     Historically, we have funded our operations from the proceeds of public offerings of equity securities and debt offerings, cash and cash equivalents generated from operations, bank debt, sales of accounts receivable and lease financings of capital equipment. We recently announced plans to effect an underwritten public offering of 5,500,000 ordinary shares. We are also planning a private offering of senior subordinated notes to qualified institutional buyers for an aggregate principal amount of approximately $640 million, a portion of which is expected to be denominated in Euros. We cannot assure you that such offerings will be successful or that such offerings will be completed on terms favorable to us. We believe that our existing cash balances, together with anticipated cash flows from operations, borrowings available under our credit facility and our net proceeds from our planned public equity offering and private offering of senior subordinated notes will be sufficient to fund our operations for at least the next twelve months. We anticipate that we will continue to enter into debt and equity financings, sales of accounts receivable and lease transactions to fund our acquisitions and anticipated growth. Such financings and other transactions may not be available on terms acceptable to us or at all.

Recently Issued Accounting Standards

See Note 2 of Notes to Consolidated Financial Statements for recently issued accounting standards.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

     A portion of our exposure to market risk for changes in interest rates relates to our investment portfolio. We do not use derivative financial instruments in our investment portfolio. We invest in high-credit quality issuers and, by policy, limit the amount of credit exposure to any one issuer. As stated in our policy, we protects our invested principal funds by limiting default risk, market risk and reinvestment risk. We mitigate default risk by investing in safe and high-credit quality securities and by constantly positioning our portfolio to respond appropriately to a significant reduction in a credit rating of any investment issuer, guarantor or depository. The portfolio includes only marketable securities with active secondary or resale markets to ensure portfolio liquidity. Maturities of short-term investments are timed, whenever possible, to correspond with debt payments and capital investments. As of March 31, 2000, the outstanding amount in the investment portfolio was $505.7 million, with an average maturity of 33 days and an average return of 5.90%.

     We also have exposure to interest rate risk with certain variable rate lines of credit. These credit lines are located throughout the world and are based on a spread over that country's inter-bank offering rate. We primarily enter into debt obligations to support general corporate purposes including capital expenditures, acquisitions and working capital needs. As of March 31, 2000, the outstanding short-term debt, including capitalized leases was $396.5 million. The following table presents principal cash flows and related interest rates by fiscal year of maturity for debt obligations. The variable interest rate for future years assumes the same rate as March 31, 2000.

Expected Fiscal Year of Maturity
(dollars in thousands)

                                                                                 There-
Debt                           2001       2002        2003     2004     2005     after       Total
----                          ------     ------      ------   ------   ------   ---------   -------
Sr. Subordinated Notes           --         --          --       --       --     3000,000   150,000
    Average interest rate       8.63%      8.63%       8.63%    8.63%    8.63%       8.63%     8.63%

Fixed Rate                    35,226     17,825      12,554    7,018    1,112       6,657    71,793
   Average interest rate         5.8%       8.1%        7.5%     7.8%     8.6%        9.0%      7.1%

Variable Rate                361,305      6,493       6,121   11,772    2,752       7,300   395,743
   Average interest rate         6.3%       3.8%        4.0%     5.4%     4.1%        7.5%      6.2%

Foreign Currency Exchange Risk

     We transact business in various foreign countries. We manage our foreign currency exposure by borrowing in various foreign currencies and by entering into foreign exchange forward contracts only with respect to transaction exposure. Our policy is to maintain a fully hedged position for all certain, known transactions exposures. These exposures are primarily, but not limited to, vendor payments and inter-company balances in currencies other than the functional unit of the operating entity. We will first evaluate and, to the extent possible, use non-financial techniques, such as currency of invoice, leading and lagging payments, receivable management or local borrowing to reduce transaction exposure before taking steps to minimize remaining exposure with financial instruments. As of March 31, 2000, the total cumulative outstanding amounts of forward contracts in French Franc, German Deutsche Mark, Japanese Yen, Swedish Kronor and United States dollar was approximately $61.1 million.

YEAR 2000 COMPLIANCE

     The Year 2000 computer issue refers to a condition in computer software where a two-digit field rather than a four-digit field is used to distinguish a calendar year. We developed a comprehensive Year 2000 project plan to address the issues associated with programming code in existing computer systems as the year 2000 approached. While we have not experience material Year 2000 problems to date, some computer programs may be unable to function and we may experience errors or interruptions due to the Year 2000 problem. Such an uncorrected condition could significantly interfere with the conduct of our business, could result in disruption of our operations, and could subject us to potentially significant legal liabilities.


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